Exhibit 4.30

English Translation for Reference

EQUITY TRANSFER AGREEMENT

Transferor: Chen Jiezhen, with ID card number: [redacted]. (hereinafter referred to as “Party A”)

Transferee: Lai Fulin, with ID card number: [redacted]. (hereinafter referred to as “Party B”)

Shenzhen PGW Seeds Co., Ltd. (hereinafter referred to as the “Joint Venture”) was established in Shenzhen on September 16, 2009 with a registered and contributed capital of RMB30 million, in which Party A owns 5% equity interest. Party A agrees to transfer its 5% equity interest in the Joint Venture to Party B and Party B agrees to accept such transfer. Party A and Party B have unanimously reached the following agreement in respect of the equity transfer after mutual consultation subject to the approval of the shareholders meeting of the Joint Venture:

I.	Equity Transfer Price, and its Payment Period and Method:

1. Party A owns 5% equity interest in the Joint Venture. In accordance with the requirements of the original articles of association of the Joint Venture, Party A shall contribute RMB1.5 million and has actually contributed RMB1.5 million. Party A hereby transfers its 5% equity interest in the Joint Venture to Party B at a price of RMB1.5 million.

2. Party B shall pay to Party A the equity transfer price in a lump sum in such currency and amount as prescribed in the preceding paragraph within 30 days from the date on which this Agreement becomes effective.

II.	Party A guarantees that it has the full right to dispose of such equity interest proposed to be transferred to Party B. It also guarantees that no pledge has been created over such equity interest and that the equity interest has not been seized and is free from any third party claims. Otherwise, Party A shall bear all economic and legal liabilities arising therefrom.

III.	Sharing of Profits and Losses of the Joint Venture (Including Liabilities and Debts):

1. Party B shall be entitled to profits of the Joint Venture and undertake its risks and losses (including those debts and liabilities before the equity transfer) according to the equity ratio after this Agreement becomes effective.

2. If, at the time of signing this Agreement, Party A fails to notify Party B accurately of any liabilities undertaken by the Joint Venture prior to the equity transfer, and, as a result, Party B suffers losses after Party B becomes the shareholders of the Joint Venture, Party B shall have the right to make claims against Party A in respect of such losses.

IV.	Liabilities for Breach:

1. The parties shall perform this Agreement on a voluntary basis once it becomes effective. Any party who fails to fully perform its/his/her obligations as required by this Agreement shall bear all liabilities according to law and the provisions hereof.

2. Should Party B fail to settle the equity transfer price as scheduled, Party B shall pay a default penalty that is equivalent to 0.03% of the portion of the equity transfer price that has been overdue for each day overdue. If Party A suffers any loss due to the breach of this Agreement by Party B, and the default penalty paid by Party B is lower than the actual amount of the loss, Party B shall make compensation in respect thereof.

3. If, due to the fault of Party A, Party B is unable to change the registration as scheduled, Party A shall pay to Party B a default penalty that is equivalent to 0.03% of the portion of the equity transfer price that has been paid by Party B for each day overdue. If Party B suffers any loss due to the breach of this Agreement by Party A, and the default penalty paid by Party A is lower than the actual amount of the loss, Party A shall make compensation in respect thereof.

V.	Ways of Dispute Resolution:

Any dispute arising out of or in connection with this Agreement shall be resolved by Party A and Party B through friendly consultation. In the event that no agreement can be made, such dispute shall be resolved in the following ways (please select any one of the options listed below and only one option can be chosen. Please put a “✓” in the box next to the option you select):  ☑ instituting a legal action in a people’s court with competent jurisdiction; ☐ making an application to Shenzhen Arbitration Commission for arbitration.

VI.	Modification or Discharge of this Agreement:

Under any of the circumstances below, Party A and Party B may modify or discharge this Agreement. If the two parties enter into a separate agreement to modify or discharge this Agreement, such agreement will become effective after it is notarized by Shenzhen Notary Public Office (in case the company is a foreign-owned enterprise, it shall be submitted to related authorities for approval first).

1.	Due to the force majeure, the company is unable to perform this agreement.

2.	Due to the change in circumstance, both parties have reached an agreement after mutual consultation.

VII.	Undertaking of Relevant Costs:

All costs incurred during the equity transfer (such as the costs in connection with notarization, appraisal or audit, and any change of registration with the administrative department for industry and commerce) shall be borne by Party A.

VIII.	Conditions for this Agreement to Become Effective

This Agreement shall become effective once it is signed and sealed by Party A and Party B, respectively, and notarized by Shenzhen Notary Public Office (in case the company is a foreign-owned enterprise, this Agreement will become effective after it is approved by the related authorities). Each party shall complete the formalities in relation to the change of registration with Market Supervision Administration of Shenzhen Municipality according to law after this Agreement becomes effective.

IX.     This Agreement is executed in 5 originals. Party A and Party B shall each keep one original, the Joint Venture and Notary Public Office shall each keep one original and the remaining original shall be provided to the relevant government departments.

Transferor:	Chen Jiezhen

Signature:	/s/ Chen Jiezhen

Transferee:	Lai Fulin

Signature:	/s/ Lai Fulin

Made in Shenzhen on March 13, 2013

English Translation for Reference

NOTARIAL CERTIFICATE

(2013) Shen Zheng Zi No. 40389

Applicants:

Transferor (Party A): Chen Jiezhen, with ID card number: [redacted]
Transferee (Party B): Lai Fulin, with ID card number: [redacted]

Matter for Notarization: Equity Transfer Agreement

Party A and Party B made an application to us on March 13, 2013 for notarizing the Equity Transfer Agreement set forth in front of this Certificate.

It is found after investigation that the parties entered into the Equity Transfer Agreement set forth in front of this Certificate after unanimous agreement is made through mutual consultation. The parties had the civil right and civil capacity as required by law at the time of signing the Agreement.

Shenzhen PGW Seeds Co., Ltd. was established on September 16, 2009 with a registered capital of RMB30 million. Party A owns 5% equity interest in such company. Party A hereby transfers its 5% equity interest in such company to Party B at a price of RMB1.5 million. Party B agrees to accept the above equity interests at the prices mentioned above. This equity transfer transaction has been approved by other shareholders of this Company.

By signing the Equity Transfer Agreement, the parties express their real intention to make the equity transfer. The terms of this Agreement, such as the price for the equity transfer, its payment method and breach of liabilities, are specifically and clearly defined.

Based on the above facts, it is hereby certified that Chen Jiezhen (as Transferor) and Lai Fulin (as Transferee) entered into the Equity Transfer Agreement set forth in front of this Certificate in Shenzhen on March 13, 2013. The execution of the Agreement by the parties are in compliance with Article 55 of the General Principles of the Civil Law of the People’s Republic of China, and the contents of the Agreement are in compliance with the relevant requirements of the Company Law of the People’s Republic of China and the Contract Law of the People’s Republic of China. The signatures of the respective parties to the Agreement are real.

Shenzhen Notary Public Office, Guangdong Province,
the People’s Republic of China

Notary: /s/ Liu Demei
[Chop of Shenzhen Notary Public Office is affixed]

March 14, 2013